Filed Pursuant to Rule 433

Registration Statement 333-269670

February 15, 2023

Amgen Inc.

PRICING TERM SHEET

Dated February 15, 2023

$2,000,000,000 5.250% Senior Notes due 2025 (the “2025 Notes”)

$1,500,000,000 5.507% Senior Notes due 2026 (the “2026 Notes”)

$3,750,000,000 5.150% Senior Notes due 2028 (the “2028 Notes”)

$2,750,000,000 5.250% Senior Notes due 2030 (the “2030 Notes”)

$4,250,000,000 5.250% Senior Notes due 2033 (the “2033 Notes”)

$2,750,000,000 5.600% Senior Notes due 2043 (the “2043 Notes”)

$4,250,000,000 5.650% Senior Notes due 2053 (the “2053 Notes”)

$2,750,000,000 5.750% Senior Notes due 2063 (the “2063 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated February 14, 2023, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities. Capitalized terms used in this term sheet but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:

2025 Notes: $2,000,000,000 aggregate principal amount

2026 Notes: $1,500,000,000 aggregate principal amount

2028 Notes: $3,750,000,000 aggregate principal amount

2030 Notes: $2,750,000,000 aggregate principal amount

2033 Notes: $4,250,000,000 aggregate principal amount

2043 Notes: $2,750,000,000 aggregate principal amount

2053 Notes: $4,250,000,000 aggregate principal amount

2063 Notes: $2,750,000,000 aggregate principal amount

Maturity Date:

2025 Notes: March 2, 2025

2026 Notes: March 2, 2026

2028 Notes: March 2, 2028

2030 Notes: March 2, 2030

2033 Notes: March 2, 2033

2043 Notes: March 2, 2043

2053 Notes: March 2, 2053

2063 Notes: March 2, 2063

Coupon:

2025 Notes: 5.250% per annum, accruing from and including March 2, 2023

2026 Notes: 5.507% per annum, accruing from and including March 2, 2023

2028 Notes: 5.150% per annum, accruing from and including March 2, 2023

2030 Notes: 5.250% per annum, accruing from and including March 2, 2023

2033 Notes: 5.250% per annum, accruing from and including March 2, 2023

2043 Notes: 5.600% per annum, accruing from and including March 2, 2023

2053 Notes: 5.650% per annum, accruing from and including March 2, 2023

2063 Notes: 5.750% per annum, accruing from and including March 2, 2023

Price to Public:

2025 Notes: 99.934% of principal amount

2026 Notes: 100.000% of principal amount

2028 Notes: 99.826% of principal amount

2030 Notes: 99.769% of principal amount

2033 Notes: 99.685% of principal amount

2043 Notes: 99.441% of principal amount

2053 Notes: 99.856% of principal amount

2063 Notes: 99.072% of principal amount

Benchmark Treasury:

2025 Notes: 4.125% due January 31, 2025

2026 Notes: 4.000% due February 15, 2026

2028 Notes: 3.500% due January 31, 2028

2030 Notes: 3.500% due January 31, 2030

2033 Notes: 3.500% due February 15, 2033

2043 Notes: 4.000% due November 15, 2042

2053 Notes: 4.000% due November 15, 2052

2063 Notes: 4.000% due November 15, 2052

Benchmark Treasury Price / Yield:

2025 Notes: 99-01¾ / 4.635%

2026 Notes: 99-00¼ / 4.357%

2028 Notes: 97-19 / 4.040%

2030 Notes: 97-11 / 3.940%

2033 Notes: 97-19 / 3.791%

2043 Notes: 100-01 / 3.997%

2053 Notes: 103-11+ / 3.810%

2063 Notes: 103-11+ / 3.810%

Spread to Benchmark:	2025 Notes: +65 bps 2026 Notes: +115 bps 2028 Notes: +115 bps 2030 Notes: +135 bps 2033 Notes: +150 bps 2043 Notes: +165 bps 2053 Notes: +185 bps 2063 Notes: +200 bps

Yield to Maturity:	2025 Notes: 5.285% 2026 Notes: 5.507% 2028 Notes: 5.190% 2030 Notes: 5.290% 2033 Notes: 5.291% 2043 Notes: 5.647% 2053 Notes: 5.660% 2063 Notes: 5.810%

Interest Payment Dates:

2025 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2026 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2028 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2030 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2033 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2043 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2053 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

2063 Notes: March 2 and September 2 of each year, commencing on September 2, 2023

Reinvestment Rate (for make whole call):

2025 Notes: 10 bps;

2026 Notes: 20 bps;

2028 Notes: 20 bps;

2030 Notes: 25 bps;

2033 Notes: 25 bps;

2043 Notes: 25 bps;

2053 Notes: 30 bps;

2063 Notes: 30 bps;

in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity (in the case of notes with a par call date, assuming that the notes matured on their applicable par call date), as of the payment date of the principal being redeemed or paid.

Par Call Dates:

2025 Notes: None

2026 Notes: March 2, 2024

2028 Notes: February 2, 2028

2030 Notes: January 2, 2030

2033 Notes: December 2, 2032

2043 Notes: September 2, 2042

2053 Notes: September 2, 2052

2063 Notes: September 2, 2062

Special Mandatory Redemption:	If (i) the consummation of the Acquisition does not occur on or before the later of (x) January 31, 2024 or (y) such later date to which the Transaction Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “Special Mandatory Redemption End Date”), (ii) prior to the Special Mandatory Redemption End Date, the Transaction Agreement is terminated or (iii) the Issuer otherwise notifies the trustee of the notes hereto that it will not pursue the consummation of the Acquisition, the Issuer will be required to redeem the notes of each series hereto then outstanding, other than the 2063 Notes, at a special mandatory redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

Trade Date:	February 15, 2023

Settlement Date:	March 2, 2023 (T+10)

CUSIP / ISIN:

2025 Notes: 031162 DM9 / US031162DM91

2026 Notes: 031162 DN7 / US031162DN74

2028 Notes: 031162 DP2 / US031162DP23

2030 Notes: 031162 DQ0 / US031162DQ06

2033 Notes: 031162 DR8 / US031162DR88

2043 Notes: 031162 DS6 / US031162DS61

2053 Notes: 031162 DT4 / US031162DT45

2063 Notes: 031162 DU1 / US031162DU18

Denominations:	$2,000 x $1,000

Expected Ratings*:	Baa1 (negative) / BBB+ (negative) / BBB+ (rating watch negative) (Moody’s / S&P / Fitch)

Joint Book-Running Managers:

Citigroup Global Markets Inc. (All Notes)

BofA Securities, Inc. (All Notes)

Goldman Sachs & Co. LLC (All Notes)

Mizuho Securities USA LLC (All Notes)

BNP Paribas Securities Corp (2028, 2030 Notes)

Credit Suisse Securities (USA) LLC (2033, 2043, 2053, 2063 Notes)

Deutsche Bank Securities Inc. (2033, 2043, 2053, 2063 Notes)

HSBC Securities (USA) Inc. (2043, 2053, 2063 Notes)

MUFG Securities Americas Inc. (2028, 2030, 2033 Notes)

RBC Capital Markets, LLC. (2028, 2030 Notes)

SMBC Nikko Securities America, Inc. (2025, 2026 Notes)

Wells Fargo Securities, LLC (2025, 2026 Notes)

Co-Managers:

BNP Paribas Securities Corp. (2025, 2026, 2033, 2043, 2053, 2063 Notes)

Credit Suisse Securities (USA) LLC (2025, 2026, 2028, 2030 Notes)

Deutsche Bank Securities Inc. (2025, 2026, 2028, 2030 Notes)

HSBC Securities (USA) Inc. (2025, 2026, 2028, 2030, 2033 Notes)

MUFG Securities Americas Inc. (2025, 2026, 2043, 2053, 2063 Notes)

RBC Capital Markets, LLC (2025, 2026, 2033, 2043, 2053, 2063 Notes)

SMBC Nikko Securities America, Inc. (2028, 2030, 2033, 2043, 2053, 2063 Notes)

Wells Fargo Securities, LLC (2028, 2030, 2033, 2043, 2053, 2063 Notes)

Academy Securities, Inc. (All Notes)

AmeriVet Securities, Inc. (All Notes)

Blaylock Van, LLC (All Notes)

Cabrera Capital Markets, LLC (All Notes)

CastleOak Securities, L.P. (All Notes)

Independence Point Securities LLC (All Notes)

Penserra Securities LLC (All Notes)

R. Seelaus & Co., LLC (All Notes)

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 9, 2023) and a prospectus supplement dated as of February 14, 2023 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322, (iii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and (iv) Mizuho Securities USA LLC toll-free at 1-866-271-7403.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating. Fitch has indicated that if the Acquisition is completed as contemplated, it expects to downgrade the Issuer’s long term issuer default ratings and unsecured debt ratings to “BBB.”

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-US jurisdiction). Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.